UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 18, 2018

InfraREIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36822	75-2952822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 North Akard Street Dallas, Texas		75201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 855-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

InfraREIT/Oncor Merger Agreement

On October 18, 2018, InfraREIT, Inc., a Maryland corporation (the “Company”), and InfraREIT Partners, LP, a Delaware limited partnership and subsidiary of the Company (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Oncor (“Merger Sub”), and Oncor T&D Partners, LP, a Delaware limited partnership and a wholly owned indirect subsidiary of Oncor (“Merger Partnership”), pursuant to which the Company, the Partnership and its subsidiaries (collectively, “InfraREIT”) will be acquired by Oncor.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated thereby, among other things (i) the Company will merge with and into Merger Sub (the “Company Merger”), with Merger Sub being the surviving entity (the “Surviving Company”), and (ii) the Merger Partnership will merge with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Partnership being the surviving entity (the “Surviving Partnership”). As a result of the Mergers, Oncor will own, directly or indirectly, all of the outstanding limited partnership interests in the Surviving Partnership, and the Surviving Company will not be structured as a real estate investment trust.

On and subject to the terms and conditions set forth in the Merger Agreement, (i) at the effective time of the Company Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) (other than any Company Shares that may be held, directly or indirectly, by Oncor, Merger Sub or Merger Partnership) will be converted into the right to receive $21.00 in cash and (ii) at the effective time of the Partnership Merger, each outstanding limited partnership unit of the Partnership (the “Partnership Units”) (other than any units held, directly or indirectly, by the Surviving Company or by a certain affiliate of Oncor formed for the purpose of holding a 1% limited partnership interest in the Partnership) will be converted into the right to receive $21.00 in cash.

Oncor has obtained equity financing commitments from Sempra Energy and the owners of Texas Transmission Investment LLC to provide an aggregate equity contribution of approximately $1.330 billion to finance the transactions contemplated by the Merger Agreement and pay certain related fees and expenses. The equity financing commitments are subject to the terms and conditions set forth in an equity commitment letter. The obligation to provide the equity financing is subject to a number of customary conditions set forth in the equity commitment letter.

The Merger Agreement includes a “go-shop” provision that allows the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Company Board”), during the 30-day period following the execution of the Merger Agreement (the “Go-Shop Period”), to actively solicit and negotiate with other potential acquirers regarding the making of any Acquisition Proposal (as defined in the Merger Agreement). Accordingly,

InfraREIT will solicit competing acquisition proposals through November 17, 2018. Following the expiration of the Go-Shop Period, the Company will become subject to customary “no-shop” restrictions on its and its representatives’ ability to solicit third party proposals relating to alternative Acquisition Proposals or to provide information to and engage in discussions with a third party in relation to an alternative transaction, subject to certain customary exceptions to permit the Company Board to comply with its duties under applicable law. However, if a third party has submitted an Acquisition Proposal during the Go-Shop Period that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be likely to result in a Superior Proposal (as defined in the Merger Agreement), then the Company Board may continue discussions or negotiations with such party. There can be no assurance that the “go-shop” process set forth in the Merger Agreement will result in a Superior Proposal.

The Merger Agreement contains certain customary representations and warranties. The Merger Agreement also contains customary pre-closing covenants of the Company and the Partnership, including, among other things, covenants relating to conducting InfraREIT’s business in the ordinary course of business consistent with past practice and to refrain from taking specified actions without the consent of Oncor.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and approval of the Company Merger at a stockholder meeting that will be held on a date to be announced following the customary Securities and Exchange Commission (the “SEC”) clearance process. The completion of the Mergers is conditioned on obtaining the approval of the Merger Agreement and the transactions contemplated thereby (including the Mergers) from (i) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter and (ii) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter, excluding for purposes of such calculation any Company Shares held by Hunt Consolidated, Inc., a Delaware corporation (“HCI”), and its affiliates (together, the “Company Stockholder Approval”).

The completion of the Mergers is also subject to the satisfaction or waiver of a number of other conditions, including, among others, (i) the closing of the Asset Exchange (as defined below); (ii) obtaining certain consents from InfraREIT’s lenders; (iii) the satisfaction of certain regulatory conditions, including the receipt of the approval of the Public Utility Commission of Texas (the “PUCT”) and the Federal Energy Regulatory Commission (the “FERC”); (iv) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (v) clearance by the Committee on Foreign Investment in the United States (“CFIUS”); and (vi) other customary closing conditions.

The Merger Agreement also provides for certain termination rights of the Company and Oncor, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by July 15, 2019 (the “Initial Termination Date”), subject to extension of the Initial Termination Date on one occasion by either the Company or Oncor for a period of 90 days to allow the parties to continue seeking regulatory approval. Either party may also terminate the Merger Agreement if (i) the PUCT issues a final order denying the requested PUCT approval; (ii) the Company enters into an Alternative Acquisition Agreement (as defined in the Merger Agreement) after receiving a Superior Proposal; (iii) the Company Stockholder Approval is not

obtained at the special meeting of the Company stockholders convened for such purpose; or (iv) upon the occurrence of other customary specified conditions. Additionally, Oncor may also terminate the Merger Agreement if the Company Board changes its recommendation regarding the Mergers prior to obtaining the Company Stockholder Approval, or if the Asset Exchange Agreement (as defined below) is validly terminated.

Under certain limited circumstances, the Company may be required to pay a termination fee to Oncor. Specifically, if the Merger Agreement is terminated in connection with a change of recommendation of the Company Board in a manner adverse to Oncor, or in certain other customary circumstances, the Company will be required to pay a termination fee. If the Merger Agreement is terminated by December 27, 2018 in connection with the Company’s entry into an Alternative Acquisition Agreement with respect to a Superior Proposal received during the Go-Shop Period, the termination fee will be $19,100,000. If the Merger Agreement is otherwise terminated prior to receipt of the Company Stockholder Approval, the termination fee will be $44,600,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

SU/SDTS Asset Exchange Agreement

On October 18, 2018, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company and subsidiary of the Company (“SDTS”), entered into an Agreement and Plan of Merger (the “Asset Exchange Agreement”) with Oncor and Sharyland Utilities, L.P., a Texas limited partnership and the Company’s sole tenant (“Sharyland”), pursuant to which, among other things, SDTS and Sharyland will exchange certain of their existing transmission and distribution assets immediately prior to the consummation of the Mergers.

Pursuant to the Asset Exchange Agreement, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated thereby, among other things, Sharyland and SDTS will consummate a joint survivor merger, as a result of which (i) Sharyland will acquire SDTS’s transmission and distribution assets in South Texas and (ii) SDTS will acquire Sharyland’s Golden Spread Electric Cooperative interconnection located in the Texas Panhandle, along with certain development projects in the Texas Panhandle and South Plains regions, including the Lubbock Power & Light interconnection (collectively, the “Asset Exchange”). The difference between the net book value of the exchanged assets will be paid in cash at closing. The Asset Exchange is structured to qualify, in part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended).

Immediately prior to the consummation of the Asset Exchange, all of the outstanding equity interests in SDTS held by Sharyland, in its capacity as the managing member of SDTS, shall be cancelled, causing SDTS to become a wholly owned indirect subsidiary of the Partnership.

The Asset Exchange Agreement contains certain customary representations and warranties. The Asset Exchange Agreement also contains customary pre-closing covenants of SDTS and Sharyland, including, among other things, the agreement of each to conduct its business in the ordinary course of business and to refrain from taking specified actions without the consent of the other party.

The completion of the Asset Exchange is subject to the satisfaction or waiver of a number of other conditions, including, among others, (i) the substantially concurrent consummation of the Mergers; (ii) the substantially concurrent closing of the acquisition by an affiliate of Sempra Energy of a 50% limited partnership interest in Sharyland Holdings LP, which will own a 100% interest in Sharyland (the “SU Investment”); (iii) the satisfaction of certain regulatory conditions, including the receipt of the approval of the PUCT and the FERC; (iv) the expiration or termination of the applicable waiting period under the HSR Act; (v) clearance by CFIUS; and (vi) other customary closing conditions.

The Asset Exchange Agreement also provides for certain termination rights of Sharyland and Oncor, including the right of either party to terminate the Asset Exchange Agreement (i) if the Asset Exchange is not consummated by the Initial Termination Date, subject to automatic extension for the same period of time (up to a maximum of 180 days) that the Initial Termination Date is extended under the Merger Agreement or (ii) upon the occurrence of other customary specified conditions. The Asset Exchange Agreement will automatically terminate if the Merger Agreement is validly terminated pursuant to the terms thereof without the Mergers having occurred.

The foregoing description of the Asset Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Asset Exchange Agreement, a copy of which is filed as Exhibit 2.2 to this Current Report and is incorporated herein by reference.

Omnibus Termination Agreement

On October 18, 2018, concurrently with the execution and delivery of the Merger Agreement and the Asset Exchange Agreement, the Company, the Partnership and SDTS entered into an Omnibus Termination Agreement (the “Termination Agreement”) with HCI, Hunt Transmission Services, L.L.C., a Delaware limited liability company (“Hunt Developer”), Electricity Participant Partnership, L.L.C., a Delaware limited liability company (“EPP”), Hunt Utility Services, LLC, a Delaware limited liability company (“Hunt Manager” and, together with HCI, Hunt Developer and EPP, “Hunt”), and Sharyland. Pursuant to the Termination Agreement, concurrently with and conditioned upon the closing of the Asset Exchange, among other things, the Partnership will make a payment of $40,536,000 (the “Termination Fee”) to Hunt Manager which will be deemed to satisfy in full any obligations of the Company, the Partnership or SDTS arising under (i) certain agreements between the Company, the Partnership or SDTS, on one hand, and Sharyland or Hunt, on the other hand, including the Management Agreement, dated January 29, 2015, among the Company, the Partnership and Hunt Manager (the “Management Agreement”), pursuant to which Hunt Manager externally manages the day-to-day operations of the Partnership, and (ii) all of the existing lease agreements between SDTS and Sharyland. The Termination Fee is consistent with the termination fee that is contractually required under the management agreement.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Termination Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Regulatory Cooperation

Each of the parties to the Merger Agreement and the Asset Exchange Agreement have agreed to use their respective reasonable best efforts, subject to certain exceptions, to consummate the transactions contemplated by the Merger Agreement and the Asset Exchange Agreement as promptly as practicable. In furtherance of this obligation, the parties have agreed to submit a single, integrated Joint Application for Sale, Transfer or Merger to the PUCT no later than November 30, 2018 that will request the approval of the Mergers, the Asset Exchange and the SU Investment together with other specified terms as described in each of the agreements.

Relationships

As more fully described in the section entitled “Transactions with Related Persons” included in the Company’s definitive proxy statement filed with the SEC on March 22, 2018, which section is incorporated herein by reference, Sharyland is privately-owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is controlled by Hunter L. Hunt. Ray L. Hunt and Hunter L. Hunt indirectly control HCI, which is deemed to be a beneficial owner of more than 5% of the Company’s common stock and indirectly owns Hunt Manager and Hunt Developer. Hunter L. Hunt also serves on the Company Board. As a result, the transactions described in this Current Report were reviewed and approved by the Conflicts Committee.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. These statements give the current expectations of the Company’s management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this report include the Company’s expectations regarding the consummation of the proposed transactions.

Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among other things, (a) the risk and uncertainties disclosed in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q filed with the SEC from time to time and (b) the following risks inherent in the proposed transactions (in addition to others described elsewhere in this document and in the subsequent filings with the SEC): (1) failure to obtain the approval of the Company’s stockholders; (2) failure to obtain regulatory approval necessary to consummate the proposed transactions or to obtain regulatory approvals on favorable terms and (3) delays in consummating the proposed transactions or the failure to consummate the proposed transactions.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risk and uncertainties. Many factors mentioned in this report and the exhibit hereto and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved.

Any forward-looking statement made by the Company in this report is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by applicable law.

Important Additional Information and Where to Find It

The foregoing summaries of the principal terms of the Merger Agreement, the Asset Exchange Agreement and the Termination Agreement (the “Agreements”) have been included to provide stockholders with information regarding their terms and are qualified in their entirety by the terms and conditions of the Agreements. These summaries are not intended to provide any other factual information about InfraREIT, Oncor, Sharyland, Hunt or their respective subsidiaries, affiliates, businesses, assets or liabilities. The representations, warranties and covenants contained in the Agreements were made solely for purposes of the Agreements and as of specific dates; were solely for the benefit of the parties to the Agreements; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. In addition, such representations, warranties and covenants (i) will not survive consummation of the transactions contemplated thereby, unless otherwise specified in the applicable Agreement, and (ii) were made only as of the date of the Agreements or such other date as is specified in the Agreements. Stockholders are not third-party beneficiaries under the Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of InfraREIT, Oncor, Sharyland, Hunt or their respective subsidiaries, affiliates, businesses, assets or liabilities. Moreover, information relating to the subject matter of the representations, warranties and covenants may change after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Agreements should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Agreements and the transactions contemplated thereby contained in other filings by the Company with the SEC.

This report relates to a proposed business combination between InfraREIT and Oncor. The proposed merger and the related agreement and plan of merger will be submitted to the Company’s stockholders for their consideration and approval. In connection with the proposed transaction, the Company will file a proxy statement with the SEC. This report does not constitute a solicitation of any vote or proxy from any stockholder of the Company. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available, as well as any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of InfraREIT’s website, www.InfraREITInc.com, or by directing a written request to InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for its 2018 Annual Meeting of Stockholders filed with the SEC on March 22, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER		DESCRIPTION

2.1*	—	Agreement and Plan of Merger, dated as of October 18, 2018, among Oncor Electric Delivery Company LLC, 1912 Merger Sub LLC, Oncor T&D Partners, LP, InfraREIT, Inc. and InfraREIT Partners, LP.

2.2*	—	Agreement and Plan of Merger, dated as of October 18, 2018, among Sharyland Utilities, L.P., Sharyland Distribution & Transmission Services, L.L.C. and Oncor Electric Delivery Company LLC

10.1	—	Omnibus Termination Agreement, dated as of October 18, 2018, among InfraREIT, Inc., InfraREIT Partners, LP, Sharyland Distribution & Transmission Services, L.L.C., Hunt Consolidated, Inc., Hunt Transmission Services, L.L.C., Electricity Participant Partnership, L.L.C., Hunt Utility Services, LLC and Sharyland Utilities, L.P.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfraREIT, Inc.

Date: October 18, 2018	By:	/s/ Stacey H. Doré
Stacey H. Doré
Senior Vice President and General Counsel